PRESS RELEASE
FOR RELEASE AUGUST 1, 2011 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank, FSB

BCSB BANCORP, INC. ANNOUNCES RESULTS FOR THE QUARTER ENDED
JUNE 30, 2011 AND THE APPOINTMENT OF A NEW DIRECTOR

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, (the “Bank”) reported net income of $344,000 for the three month period ended June 30, 2011, which represents the third quarter of its 2011 fiscal year, as compared to net income of $607,000 for the three months ended June 30, 2010.

For comparison purposes, when consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program (which the Company redeemed in January 2011), the Company reported net income available to common stockholders of $344,000 or $0.11 per basic and diluted common share for the three months ended June 30, 2011, compared to net income available to common stockholders of $451,000 or $0.15 per basic share and $.14 per diluted common share for the three months ended June 30, 2010.

Net income for the nine months ended June 30, 2011 was $577,000, as compared to net income of $638,000 for the nine months ended June 30, 2010.

When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s Capital Purchase Program (TARP), net income available to common stockholders was $4,000 or $0.00 per basic and diluted common share for the nine months ended June 30, 2011, compared to net income available to common stockholders of $169,000 or $0.06 per basic and diluted common share for the nine months ended June 30, 2010. When the Company repaid TARP, it was required to accelerate accretion of the remaining discount on the preferred stock, thereby reducing net income available to common shareholders by approximately $310,000 during the nine months ended June 30, 2011.

During the three months ended June 30, 2011, the Company recorded $292,000 in provisions for loss on foreclosed real estate and $100,000 in credit losses for certain private label collateralized mortgage obligation securities deemed by management to be “Other Than Temporarily Impaired”.  The provision for loss on foreclosed real estate was based upon declines in estimated realizable values for certain properties held by the Company. During the three and nine months ended June 30, 2011, other non-interest expenses increased as compared to the same periods in the prior fiscal year due to costs associated with impaired loans and foreclosure activities. Earnings during the three and nine months ended June 30, 2011 have been favorably impacted as compared to the same periods in 2010 by lower loan loss provisions and reduced preferred stock dividends paid in connection with TARP. The Company repurchased in January 2011 all $10.8 million of preferred shares issued to the U.S. Treasury, saving the Company $540,000 in annual preferred dividends.

President and Chief Executive Officer Joseph J. Bouffard commented “We are encouraged by profitable operating results for the quarter despite ongoing economic challenges. Cost of funds on deposits and net interest spread have both steadily improved during the course of the current fiscal year. Nonperforming loans remain manageable overall and we continue to aggressively pursue solutions to troubled asset issues. Management of asset quality remains our number one priority.”

At the same time the Company announced that it has entered into an agreement with PL Capital, LLC, John W. Palmer, Richard J. Lashley, and certain other affiliates, pursuant to which the Company and the Bank expanded their Boards of Directors by one member and appointed Mr. Lashley as a director of both entities.   The election of Mr. Lashley increases the membership of the Boards of Directors of both entities to nine.  He will stand for shareholder re-election at the Company’s 2012 Annual Meeting.

Mr. Lashley is the co-founder and co-owner of PL Capital, LLC, an investment management and advisory firm specializing in the banking industry that has been in existence since 1995. PL Capital is the Company’s largest shareholder.  Prior to forming PL Capital, Mr. Lashley held several high-ranking positions with KPMG Peat Marwick, the nation’s largest professional services firm serving banks and thrifts, including Managing Director in the Financial Services Corporate Finance Practice and Assistant to the Director of KPMG’s National Banking and Finance Practice. He has extensive experience working with the bank regulatory agencies, Securities and Exchange Commission, Financial Accounting Standards Board and American Institute of Certified Public Accountants (AICPA).  Mr. Lashley previously served as Assistant to the Chairman of the AICPA Savings Institution Committee in Washington, D.C.  He has extensive prior experience serving as a Director of other community banks and thrifts.

Mr. Lashley received a Bachelor of Science Degree in Business Administration from Oswego State University (1980) and an MBA degree from Rutgers University (1984). Mr. Lashley is a Certified Public Accountant in New Jersey (status inactive), the former Chairman of the Oswego State University School of Business Capital Campaign and a current member of the Rutgers University Business School Finance Advisory Board.

Joseph J. Bouffard, President and Chief Executive Officer of the Company, stated: “We are pleased to welcome Mr. Lashley to the Board of Directors, and look forward to working with him to build shareholder value.”

Regarding his appointment, Mr. Lashley said, “I am pleased to be joining the BCSB Bancorp board and I welcome the opportunity to work with my fellow board members and management to contribute to successfully achieving the Company’s business goals and growth potential.”

BCSB Bancorp, Inc. operates principally through Baltimore County Savings Bank which was founded in 1955 and provides regional community banking solutions through 17 locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local or national economic factors and legislative and regulatory changes that could adversely affect the business in which BCSB Bancorp and Baltimore County Savings Bank are engaged.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	June 30,	September 30,
	2011	2010
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$98,366	$108,999
Investment Securities, available for sale	14,072	18,390
Loans Receivable, net	364,975	388,933
Mortgage-backed Securities, available for sale	112,276	65,975
Foreclosed Real Estate	2,841	--
Premises and Equipment, net	7,680	7,826
Bank Owned Life Insurance	16,129	15,655
Other Assets	13,225	14,777
Total Assets	$629,564	$620,555

LIABILITIES
Deposits	$553,446	$534,366
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	7,652	7,788
Total Liabilities	578,109	559,165
Total Stockholders’ Equity	51,455	61,390
Total Liabilities & Stockholders’ Equity	$629,564	$620,555

Consolidated Statements of Operations
(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands		(Dollars in thousands
	except per share data)		except per share data)
Interest Income	$6,857	$7,063	$20,327	$21,749
Interest Expense	2,063	2,426	6,513	7,338
Net Interest Income	4,794	4,637	13,814	14,411
Provision for Loan Losses	--	300	800	2,800
Net Interest Income After Provision for Loan Losses	4,794	4,337	13,014	11,611
Total Non-Interest Income	394	563	1,720	1,768
Total Non-Interest Expenses	4,677	3,967	14,001	12,548
Income Before Tax Expense	511	933	733	831
Income Tax Expense	167	326	156	193
Net Income	344	607	577	638
Preferred Stock dividends and discount accretion	--	(156)	(573)	(469)
Net Income available to common shareholders	$344	$451	$4	$169

Basic Earnings Per Common Share	$.11	$.15	$.00	$.06
Diluted Earnings Per Common Share	$.11	$.14	$.00	$.06

Summary of Financial Highlights
(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2011	2010	2011	2010

Return on Average Assets (Annualized)	.22%	.40%	--%	.14%
Return on Average Equity (Annualized)	2.68%	4.03%	--%	1.39%

Interest Rate Spread	3.26%	3.15%	3.13%	3.36%
Net Interest Margin	3.29%	3.22%	3.17%	3.45%

Efficiency Ratio	90.15%	76.28%	90.13%	77.46%
Ratio of Average Interest Earnings Assets/Interest Bearing Liabilities	102.48%	104.05%	103.16%	104.63%

Allowance for Loan Losses
(Unaudited)
	Three Months ended June 30,		Nine Months ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands)		(Dollars in thousands)

Allowance at Beginning of Period	$5,006	$6,440	$6,634	$3,927
Provision for Loan Loss	--	300	800	2,800
Recoveries	16	30	62	92
Charge-Offs	(1,146)	(483)	(3,620)	(532)
Allowance at End of Period	$3,876	$6,287	$3,876	$6,287

Allowance for Loan Losses as a Percentage of Gross Loans	1.05%	1.56%	1.05%	1.56%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	33.4%	45.31%	33.4%	45.31%

Non-Performing Assets
(Unaudited)

	At June 30, 2011	At September 30, 2010	At June 30, 2010
	(Dollars in thousands)

Nonperforming Loans: (1)
Commercial	$11,103	$12,106	$13,058
Residential Real Estate	475	656	817
Consumer	20	23	--
Total Nonperforming Loans	11,598	12,785	13,875
Foreclosed Real Estate	2,841	--	--

Total Nonperforming Assets	$14,439	$12,785	$13,875

Nonperforming Loans to Loans Receivable	3.18%	3.29%	3.50%

Nonperforming Assets to Total Assets	2.29%	2.06%	2.23%

(1) Nonperforming  status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at June 30, 2011 are $6.4 million in Troubled Debt Restructurings, all of which were not delinquent.  Reporting guidance requires disclosure of these loans as non-performing even though they may be current in terms of loan payments.